SECURITIES AND EXCHANGE COMMISSION
                       Washington, D. C.  20549

                               Form 8-K
Current Report Pursuant to Section 13 or 15(d) of The Securities Act of 1934

Date of Report (date of earliest event reported):  May 24, 1996

                      Mallon Resources Corporation
      (exact name of registrant as specified in its charter)

     Colorado             0-17267           84-1095959
(State or other         (Commission      (I.R.S. Employer
jurisdiction            File Number)     Identification No.)
of incorporation)

999 18th Street, Suite 1700, Denver, Colorado     80202
(address of principal executive offices)     (zip code)

Registrant's telephone number, including area code:  (303) 293-2333 not applicable
 (former name or former address, if changed since last report)

Item 5.  Other Events

On May 27, 1996, Mallon Resources Corporation (the "Company") issed a press release, the text of which was as follows:

Mallon Resources Corporation (Nasdaq: MLRC) reported that its gold mining unit, Laguna Gold Company, has completed a US$5,000,000 private financing in Canada.

Laguna sold 5,000,000 Special Warrants at a price of US$1.00 per Special Warrant, for total proceeds of US$5,000,000. Each Special Warrant represents one share of Laguna common stock and a warrant to purchase an additional share for US$1.50 at any time on or before November 24, 1997. Following the financing, Mallon's 14.4 million shares represent approximately 57% of Laguna's issued and outstanding common shares. As part of the financing, Laguna is obligated to register its common stock for trading on the Toronto Stock Exchange, as soon as possible.

Laguna is engaged in the exploration for and development of precious metals in Costa Rica. It holds concessions covering approximately 277 square kilometers, including the Rio Chiquito Deposit, which contains diluted proven and probable mineable ore reserves of 3,578,659 tonnes with average grades of 1.520 grams of gold and 10.914 grams of silver per tonne. Net proceeds derived from the Special Warrant financing are intended to be used to further explore Laguna's mineral exploration projects.

Signatures

     Pursuant to the requirements of the Securities Exchange act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                             Mallon Resources Corporation


June 3, 1996                 __/s/ Roy K. Ross________________
                               Roy K. Ross, Executive Vice President

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